EXHIBIT 99.1

Spirit Airlines Reports May 2012 Traffic

Miramar, Florida (June 11, 2012) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for May 2012 and year-to-date 2012.
Traffic (revenue passenger miles) in May 2012 increased 11.4 percent versus May 2011 on a capacity (available seat miles) increase of 13.7 percent. Load factor for May 2012 was 84.3 percent. “Our May 2012 load factor was down 1.7 points year-over-year as a stronger pricing environment drove higher total yields. The demand and pricing environment remains favorable and we're pleased with the strength we are seeing in forward bookings," said Ben Baldanza, Spirit's President and Chief Executive Officer.
The Company's second quarter 2012 cost per available seat mile (CASM), excluding unrealized mark-to-market hedge gains or losses, is estimated to be between 10.23 cents and 10.28 cents, up 5.5 percent to 6.0 percent year-over-year.  A decrease in stage length year-over-year accounts for about a third of the second quarter increase in CASM.  Another primary driver of increased CASM year-over-year is higher maintenance expense due in part to the previously discussed one-time start-up expense associated with the Company's preventative seat maintenance program.  The Company estimates one-time start-up expense associated with this seat program will total approximately $4 million in the second quarter 2012 and $2 million in the third quarter 2012. Because aircraft will be temporarily removed from service while the seat maintenance is being performed, Spirit has entered into a short-term lease agreement with a third-party provider to maintain desired capacity during the summer months resulting in additional aircraft rent expense of approximately $1 million in the second quarter and approximately $1.5 million in the third quarter.  In addition, CASM is higher year-over-year due to increased other operating expenses driven by higher average ground handling rates and crew hotel rates, increased volume of crew hotel rooms related to the expanded scope of Spirit's network, and higher costs associated with passenger re-accommodations related to flight cancellations.

The Company currently expects capacity to be up 17.0 percent year-over-year for the second quarter 2012, up 23.7 percent year-over-year in the third quarter 2012, and up 22.3 percent year-over-year for the full year 2012.

The following table summarizes Spirit's traffic results for the month and year-to-date ended May 31, 2012 and 2011.

	May 2012	May 2011	Change
Revenue passenger miles (RPMs) (000)	779,833	699,808	11.4%
Available seat miles (ASMs) (000)	924,807	813,290	13.7%
Load Factor	84.3%	86.0%	(1.7) pts
Passenger flight segments	852,832	749,584	13.8%

	YTD 2012	YTD 2011	Change
Revenue passenger miles (RPMs) (000)	3,769,360	3,237,373	16.4%
Available seat miles (ASMs) (000)	4,460,259	3,827,876	16.5%
Load Factor	84.5%	84.6%	(0.1) pts
Passenger flight segments	4,049,153	3,316,102	22.1%

The following table summarizes Spirit's updated guidance for the second quarter 2012. All data is based on preliminary estimates and is subject to change.

	2Q12E
Capacity - Available Seat Miles (ASMs)
Year-over-Year Change	17.0%

Operating Expense per ASM (CASM) (cents)
CASM (1) (2)	10.23	-	10.28
Less: Economic fuel expense per ASM (3)	4.20
CASM ex-fuel	6.03	-	6.08

Fuel Expense per Gallon($)
Economic fuel cost (2) (3)	$3.30

Fuel gallons (thousands)	36,123

Footnotes

(1)	The Company may recognize special items in the second quarter, but is not yet able to estimate the amount, if any.

(2)
Excludes unrealized mark-to-market (gains) and losses comprised of estimated non-cash adjustments to aircraft fuel expense. The Company may have unrealized mark-to-market (gains) and losses in the second quarter, but is not yet able to estimate the amount.

(3)	Includes fuel taxes, and into-plane fuel cost and fuel hedge (gains) and losses currently expected to be realized during the second quarter 2012.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly US carriers. Spirit's all-Airbus fleet currently operates more than 190 daily flights to over 50 destinations within the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

Forward-Looking Statements
Statements in this release contain various forward-looking statements within the meaning Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this release, the words “expects,” “estimates,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook,” “may,” “will,” “should,” “seeks,” “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe the Company's objectives, plans or goals, or actions the Company may take in the future, are forward-looking statements. Forward-looking statements include, without limitation, statements regarding the Company's guidance and estimates for second quarter 2012, including expectations regarding load factor, capacity, CASM, CASM ex-fuel, fuel expense, economic fuel cost, and expected unrealized mark-to-market fuel hedge gains or losses. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements are subject to a number of factors that could cause the Company's actual results to differ materially from the Company's expectations, including the competitive environment in the airline industry; the Company's ability to keep costs low; changes in fuel costs; the impact of worldwide economic conditions on customer travel behavior; the Company's ability to generate non-ticket revenues; and government regulation. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

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